Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
March 11, 2009
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
703-903-3883

FREDDIE MAC REPORTS FOURTH QUARTER AND FULL-YEAR 2008 FINANCIAL RESULTS

Files Annual Report on Form 10-K with the Securities and Exchange Commission (SEC)

Summary

•	Fourth quarter 2008 net loss of $23.9 billion, or $7.37 per diluted common share, compared to a net loss of $25.3 billion, or $19.44 per diluted common share, in the third quarter of 2008. Losses were driven primarily by net mark-to-market declines on the company’s derivative portfolio, guarantee asset and trading securities; increased credit-related expenses; and security impairments. The company also recognized an additional valuation allowance against its net deferred tax assets.

•	Full-year 2008 net loss of $50.1 billion, or $34.60 per diluted common share, compared to a net loss of $3.1 billion, or $5.37 per diluted common share, for the full-year 2007.

•	Net interest income of $2.6 billion in the fourth quarter of 2008, up $781 million from $1.8 billion in the third quarter of 2008. Net interest income for the full-year 2008 was $6.8 billion, up from $3.1 billion in 2007.

•	Freddie Mac’s Conservator has submitted a request to the U.S. Department of the Treasury (Treasury) for an additional $30.8 billion in funding for the company under the Senior Preferred Stock Purchase Agreement (Purchase Agreement) with Treasury.

•	In 2008, Freddie Mac purchased or guaranteed more than $460 billion in mortgage loans and mortgage-related securities, helping to finance more than 1.7 million single-family homes and 620,000 units of rental housing.

•	Freddie Mac’s foreclosure-prevention efforts enabled approximately 88,000 borrowers facing financial hardship to stay in their homes or sell their properties in 2008.

•	Full-year 2008 total administrative expenses declined by 10 percent from 2007 as the company took actions to reduce spending.

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $23.9 billion, or $7.37 per diluted common share, for the quarter ended December 31, 2008, compared to a net loss of $25.3 billion, or $19.44 per diluted common share, for the quarter ended September 30, 2008.

For the full-year 2008, the company reported a net loss of $50.1 billion, or $34.60 per diluted common share, compared to a net loss of $3.1 billion, or $5.37 per diluted common share, for the full-year 2007.

“Freddie Mac is working hard to serve our expanded mission in this historic crisis, by doing all we can to help stabilize the financial markets and hasten the recovery in housing,” said David Moffett, Freddie Mac’s chief executive officer. “We absorbed heavy financial losses last year, driven primarily by mark-to-market items and credit-related expenses. But we also provided vital liquidity to the strapped housing market — injecting more than $460 billion in mortgage funding in 2008.”

Freddie Mac Chairman John Koskinen said, “Going forward, Freddie Mac has an essential role to play in ensuring the Administration’s new Making Home Affordable program is a success. We are committed to taking a leadership role in this important initiative and to doing everything we can to keep millions of families in their homes.”

Fourth quarter 2008 results were driven primarily by net mark-to-market losses of $13.3 billion on the company’s derivative portfolio, guarantee asset and trading securities due to the impacts of spread widening and declines in interest rates. In addition, the company recorded $7.2 billion in credit-related expenses related to the continued deterioration in economic conditions during the fourth quarter, including a rapid deterioration in labor markets, steeper declines in home prices, and a drop in consumer confidence to record lows. Results were also impacted by security impairments on the company’s available-for-sale securities of $7.5 billion primarily due to sustained deterioration in the performance of the underlying collateral on the company’s non-agency mortgage-related securities.

In the fourth quarter of 2008, the company recognized an additional valuation allowance of $8.3 billion against its net deferred tax assets.

As a result of the fourth quarter 2008 net loss and mark-to-market effects on the company’s accumulated other comprehensive income (loss) (AOCI) related to unrealized losses on available-for-sale securities, the company’s stockholders’ equity (deficit) totaled $(30.7) billion at December 31, 2008. Pursuant to Treasury’s funding commitment under the Purchase Agreement, the Director of the Federal Housing Finance Agency (FHFA) has submitted a request to Treasury for funding in the amount of $30.8 billion. The company expects to receive such funds in March 2009.

As a result of this draw, the aggregate liquidation preference of the company’s senior preferred stock will increase to $45.6 billion, and Treasury, the holder of the senior preferred stock, will be entitled to annual cash dividends of approximately $4.6 billion. An initial cash dividend on the

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

senior preferred stock was paid on December 31, 2008, for the period September 8, 2008 through December 31, 2008, in the aggregate amount of $172 million.

On February 18, 2009, Treasury Secretary Geithner issued a statement outlining further efforts by Treasury to strengthen its commitment to Freddie Mac by increasing the funding available from Treasury under the Purchase Agreement from $100 billion to $200 billion, affirming Treasury’s plans to continue purchasing Freddie Mac mortgage-related securities and increasing the size limit on the company’s mortgage-related investments portfolio at December 31, 2009 by $50 billion to $900 billion with a corresponding increase in the amount of allowable debt outstanding.

Freddie Mac is under Conservatorship and is dependent upon the continued support of Treasury and FHFA in order to continue operating its business.

GAAP Results

	Full-Year		Three Months Ended

($ in millions)	2008	2007(1)	December 31, 2008	September 30, 2008(1)
Net interest income	$6,796	$3,099	$2,625	$1,844
Management and guarantee income	3,370	2,635	992	832
Other non-interest loss	(32,545)	(2,910)	(19,434)	(12,235)

Total revenues	(22,379)	2,824	(15,817)	(9,559)

Administrative expenses	(1,505)	(1,674)	(396)	(308)
Credit-related expenses	(17,529)	(3,060)	(7,244)	(6,035)
Other non-interest expense	(3,156)	(4,067)	(1,362)	(1,422)

Total expenses	(22,190)	(8,801)	(9,002)	(7,765)

Loss before income taxes	(44,569)	(5,977)	(24,819)	(17,324)
Income tax (expense) benefit	(5,550)	2,883	967	(7,971)

Net loss	$(50,119)	$(3,094)	$(23,852)	$(25,295)

Total stockholders’ equity (deficit) (at period end)	$(30,731)	$26,724	$(30,731)	$(13,795)

AOCI, net of taxes (at period end)	$(32,357)	$(11,143)	$(32,357)	$(25,634)

(1)	Certain amounts in prior periods have been reclassified to conform to the current presentation.

Net interest income for the fourth quarter of 2008 was $2.6 billion, up $781 million from $1.8 billion in the third quarter of 2008. Net interest income for the full-year 2008 was $6.8 billion, compared to $3.1 billion for the full-year 2007.

The increase in net interest income for the fourth quarter, compared to the third quarter, of 2008 was partially driven by an increase in accretion income of $389 million associated with other-than-temporary impairments on investments in available-for-sale securities recognized in prior periods. Net interest income also benefited from funding fixed-rate assets with a higher proportion of short-term debt in a steepening yield curve environment.

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

The increase in net interest income for the full-year 2008 compared to 2007 was primarily due to increased purchases of fixed-rate assets funded by a larger proportion of short-term debt and the replacement of long-term debt with lower-cost debt issuances.

Management and guarantee income on PCs and Structured Securities for the fourth quarter of 2008 was $992 million, compared to $832 million in the third quarter of 2008. Management and guarantee income for the full-year 2008 was $3.4 billion, compared to $2.6 billion for the full-year 2007.

The increase in management and guarantee income for the fourth quarter, compared to the third quarter, of 2008 is primarily the result of an increase in amortization income related to certain pre-2003 deferred fees due to the decrease in forecasted interest rates and the associated projected prepayment increases in the fourth quarter of 2008.

The increase in management and guarantee income for the full-year 2008 compared to 2007 reflects a 12 percent increase in the average balance of the company’s PCs and Structured Securities issued, higher contractual management and guarantee fee rates and amortization income on certain pre-2003 deferred fees driven by declines in forecasted interest rates.

Other non-interest loss for the fourth quarter of 2008 was $19.4 billion, compared to $12.2 billion in the third quarter of 2008. Other non-interest loss for the full-year 2008 was $32.5 billion, compared to $2.9 billion for the full-year 2007.

Other non-interest loss for the fourth quarter of 2008 included mark-to-market losses of $11.8 billion and $4.7 billion on the company’s derivative portfolio and guarantee asset, respectively, due to declines in interest rates and $7.5 billion related to security impairments on the company’s available-for-sale securities. These loss items were partially offset by net gains of $3.2 billion on trading securities, reflecting mark-to-market gains from declining interest rates and mark-to-market losses due to spread widening. These loss items were also partially offset by income on the guarantee obligation of $2.1 billion, which increased due to accelerated amortization income resulting from home price depreciation.

Other non-interest loss for the full-year 2008 included mark-to-market losses of $13.6 billion and $5.3 billion on the company’s derivative portfolio and guarantee asset, respectively, and $17.7 billion related to security impairments on the company’s available-for-sale securities. These loss items were partially offset by income on the guarantee obligation of $4.8 billion, which increased due to accelerated amortization income resulting from significant declines in home prices and higher average balances of the company’s issued PCs and Structured Securities during 2008.

Administrative expenses totaled $396 million for the fourth quarter of 2008, compared to $308 million for the third quarter of 2008. Administrative expenses for the full-year 2008 were $1.5 billion, compared to $1.7 billion for the full-year 2007.

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

Administrative expenses for the fourth quarter of 2008 were similar to both the first and second quarters of 2008, but higher than the third quarter due to a reduction in short-term performance compensation recorded in the third quarter of 2008.

The decrease in administrative expenses for the full-year 2008 compared to 2007 was due to a reduction in short-term performance compensation, a decrease in the company’s reliance on consultants and other cost reduction measures.

Credit-related expenses, consisting of provision for credit losses and real estate owned (REO) operations expense, were $7.2 billion for the fourth quarter of 2008, compared to $6.0 billion for the third quarter of 2008. Credit-related expenses for the full-year 2008 were $17.5 billion, compared to $3.1 billion for the full-year 2007.

Provision for credit losses was $7.0 billion for the fourth quarter of 2008, compared to $5.7 billion for the third quarter of 2008. Provision for credit losses for the full-year 2008 was $16.4 billion, compared to $2.9 billion for the full-year 2007. For both the fourth quarter and full-year of 2008, the provision for credit losses significantly increased due to continued credit deterioration in the company’s single-family mortgage portfolio, primarily reflecting a higher severity of losses on a per-property basis, significant increases in delinquency rates as well as delinquency transition rates, increases in the average unpaid principal balance of delinquent loans, and lower estimated recoveries through repurchase by seller/servicers of defaulted loans.

REO operations expense was $291 million for the fourth quarter of 2008, down from $333 million in the third quarter. The decrease was primarily due to the company’s increased loan modification and foreclosure prevention efforts in the fourth quarter. The company’s temporary suspension of foreclosure sales from November 26, 2008 through January 31, 2009 (subsequently extended from February 14, 2009 through March 6, 2009 and, with certain exceptions, again extended beginning March 7, 2009) resulted in a decrease in growth of REO acquisitions and inventory in December 2008. REO operations expense for the full-year 2008 was $1.1 billion, compared to $0.2 billion for the full-year 2007, primarily due to a significant increase in the REO inventory and declining REO property values.

Freddie Mac expects its provision for credit losses to remain high in 2009.

Other non-interest expense for the fourth quarter of 2008 was $1.4 billion, essentially unchanged compared to the third quarter of 2008. Other non-interest expense for the full-year 2008 was $3.2 billion, compared to $4.1 billion for the full-year 2007.

Included in other non-interest expense for the fourth quarter of 2008 were losses on loans purchased of $1.2 billion driven by both an increase in the volume and a significant decline in the fair value of loans purchased from PC pools. Other non-interest expense for the third quarter of 2008 included a securities administrator loss on investment activity of $1.1 billion related to investments made by Freddie Mac in short-term, unsecured loans to Lehman Brothers Holdings, Inc. (Lehman) in the company’s role as securities administrator for certain trust-related assets.

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

The decrease in other non-interest expense for the full-year 2008 compared to 2007 was primarily driven by the reduction in losses on certain credit guarantees in connection with the company’s adoption of SFAS No. 157, “Fair Value Measurements,” effective on January 1, 2008, partially offset by the Lehman loss discussed above.

Income tax benefit for the fourth quarter of 2008 was $967 million, compared to an approximate $8.0 billion income tax expense in the third quarter of 2008. The tax benefit for the fourth quarter primarily resulted from current year tax deductions related to expected credit-related principal losses on the company’s non-agency mortgage-related securities. In the third quarter of 2008, the establishment of a partial valuation allowance against the company’s net deferred tax assets primarily drove the income tax expense.

In the fourth quarter of 2008, an additional valuation allowance of $8.3 billion was recorded against the company’s net deferred tax assets. For additional information about the company’s deferred tax assets, see “NOTE 14: INCOME TAXES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Freddie Mac established a partial valuation allowance during the third quarter of 2008 as a result of the events and developments related to the conservatorship of the company, other recent events in the market, and related difficulty in forecasting future profit levels on a continuing basis. The company is required to continually assess the deferred tax asset valuation allowance for impairment. As a result of the assessment completed for the fourth quarter of 2008, management determined that an additional valuation allowance was needed.

After the valuation allowance for the fourth quarter of 2008, the company had a deferred tax asset of $15.4 billion representing the tax effect of unrealized losses on its available-for-sale securities, which management currently believes is more likely than not to be realized because of its intent and ability to hold these securities until the unrealized losses are recovered.

Loss per diluted common share was $7.37 for the fourth quarter of 2008 compared to a loss of $19.44 for the third quarter of 2008. For the full-year 2008, the loss per diluted common share was $34.60 compared to a loss of $5.37 for the full-year 2007.

The per-share figures for 2008 take into account the dilutive effect of the common stock warrant issued to Treasury in connection with the execution of the Purchase Agreement in September 2008. Weighted average common shares outstanding for the fourth quarter of 2008, both on a basic and fully diluted basis, were approximately 3,259,754,000 compared to approximately 1,301,430,000 for the third quarter of 2008. For the full-year 2008, weighted average common shares outstanding, both on a basic and fully diluted basis, were approximately 1,468,062,000 compared to approximately 651,881,000 for the full-year 2007.

AOCI, net of taxes as of December 31, 2008 was a loss of $32.4 billion, compared to a loss of $25.6 billion as of September 30, 2008 and a loss of $11.1 billion as of December 31, 2007.

Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

The increased losses recorded in AOCI of $6.7 billion and $21.2 billion for the fourth quarter and full-year ended December 31, 2008, respectively, were primarily attributable to mark-to-market effects related to the company’s available-for-sale securities that are reported at fair value as a component of AOCI.

For a full discussion of results, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

For a discussion of risks and uncertainties that could, directly or indirectly, adversely affect the company’s business, financial condition, results of operations, capital position, cash flows, strategies and/or prospects, see “ITEM 1. BUSINESS”, “ITEM 1A. RISK FACTORS” and “NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Management During Conservatorship

On March 2, 2009 Freddie Mac announced that David Moffett had notified the Chairman of the Board of Directors of his resignation from his position as Chief Executive Officer and as a member of the Board of Directors effective no later than March 13, 2009. Effective upon Mr. Moffett’s resignation and pending the appointment of a new Chief Executive Officer, John Koskinen, who has been serving as non-executive Chairman of the Board of Directors, will assume the role of Interim Chief Executive Officer, and Robert Glauber will assume the role of interim non-executive Chairman. The Board of Directors is working with the Conservator to appoint a permanent chief executive officer.

Additional Information

For more information, including that related to Freddie Mac’s conservatorship and related actions, see the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the company’s Consolidated Financial Statements, Core Tables, and financial results supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

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Freddie Mac Fourth Quarter 2008 Financial Results
March 11, 2009

This press release contains forward-looking statements pertaining to the company’s business and future business plans, capital management, credit losses and credit-related expenses, returns on investments, results of operations and/or financial condition. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, the Federal Reserve, and Treasury, and the impacts of legislation or regulations, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. For more information, visit www.FreddieMac.com.

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